EXHIBIT 23.1

July 9, 2004

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated June 30, 2004 relating to Wells Fargo & Company Principal Protected Inflation Plus Equity Notes Linked to the Consumer Price Index and the S&P 500 Index® due October 7, 2011 and the Prospectus Supplement dated June 30, 2004 relating to Wells Fargo & Company Principal Protected Minimum Return Notes Linked to the S&P 500 Index® due January 20, 2010 (each, a Prospectus Supplement), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “United States Federal Income Tax Consequences” in each Prospectus Supplement.

Very truly yours,

/s/ FAEGRE & BENSON LLP

FAEGRE & BENSON LLP